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                                                                    Exhibit 23.1

                        INDEPENDENT AUDITORS' CONSENT


The Board of Directors and Shareholders
Vialog Corporation:

We consent to the incorporation by reference in the registration statements (No. 333-76369 and 333-863319) on Form S-8 of Vialog Corporation of our report dated February 12, 2001, except for paragraphs 2, 3 and 4 of Note 16 which are dated April 13, 2001, March 23, 2001 and March 22, 2001, respectively, relating to the consolidated balance sheets of Vialog Corporation as of December 31, 1999 and 2000, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000 annual report on Form 10-K of Vialog Corporation.

Our report dated February 12, 2001, except for paragraphs 2, 3 and 4 of Note 16 which are dated April 13, March 23 and March 22, 2001, respectively, contains an explanatory paragraph. The paragraph states that the accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 8 to the financial statements, the Company's senior notes mature in November 2001. The Company has insufficient earnings and cash flow to redeem the senior notes and has not secured financing to redeem the senior notes, thus raising substantial doubt about its ability to continue as a going concern. Managements' plans, which are dependent on its pending acquisition by Genesys S.A., are discussed in Note 16.




Boston, Massachusetts
April 13, 2001